CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated May 27, 2022, relating to the financial statements and financial highlights of CornerCap Group of Funds, comprising CornerCap Small‐Cap Value Fund (the “Fund”) for the year ended March 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 19, 2022

C O H E N & C O M P A N Y , L T D.

800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board